Exhibit 5.1

[Letterhead of Meitar, Liquornik, Geva & Leshem, Brandwein]

December 11, 2003

Jacada Ltd.

11 Galgalei Haplada St.

Herzliya 46722

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Jacada Ltd., an Israeli company (the “Company”), in connection with the preparation and filing of the Registration Statement of the Company on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”). Capitalized terms defined in the Registration Statement and used herein (but not otherwise defined herein) are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction), of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or conformed copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied solely upon certificates or comparable documents of officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 2,000,000 Ordinary Shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”), to be issued by the Company as contemplated by the Registration Statement, have been duly authorized for issuance and, when issued and paid for in full as contemplated by the Registration Statement and in accordance with the terms of the Company’s 2003 Share Option and Incentive Plan, will be validly issued, fully paid and nonassessable.

This opinion is subject to the following qualifications:

This opinion is based on the facts existing on the date hereof and of which we are aware without making any special investigation.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

We render no opinion in relation to any representation made or given in the Registration Statement.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Meitar Liquornik Geva & Leshem Brandwein